As filed with the Securities and Exchange Commission on December 22, 2017

Registration No. 333-221877

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	45-2681082
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

(757) 627-9088

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(800) 624-0909

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Bradley A. Haneberg, Esq.

Matthew B. Chmiel, Esq.

Haneberg Hurlbert PLC

1111 E. Main St., Suite 2010

Richmond, Virginia 23219

(804) 554-4801

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐    Yes  ☒    No

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $.01 per share	143,923	$10.15	1,460,818.45	$182

(1)	In accordance with Rule 416 promulgated under the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional number of shares of common stock to be offered or issued from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of the registration fee for this offering in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the registrant’s common stock on the Nasdaq Capital Market on November 29, 2017.
(3)	Calculated pursuant to Rule 457(c) based on the proposed maximum offering price. Paid previously.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2017

PROSPECTUS

143,923 Shares

Common Stock

This Prospectus relates to the offer and sale from time to time (the “Offering”) by the persons listed herein (the “Selling Stockholders”), of up to 143,923 shares of our common stock, $0.01 par value per share (the “Common Stock”). Our operating partnership, Wheeler REIT, L.P., issued 143,923 units of limited partnership interests (the “Units”), in three private transactions in partial or full consideration for the acquisition of three retail properties and one parcel of land on November 10, 2016 and January 19, 2016. Each Unit is exchangeable for cash or one share of our Common Stock at our option. We may issue 143,923 shares of Common Stock to the Selling Stockholders, which hold 143,923 Units, if and to the extent that such Selling Stockholders exchange their Units for shares of our Common Stock. The registration of the resale of the Common Stock does not necessarily mean that any of the shares of Common Stock will be offered or sold by the Selling Stockholders. We will not receive proceeds from any sales of the Common Stock, but we will incur expenses in connection with the offering.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “WHLR.” On December 21, 2017, the last reported sale price of our Common Stock was $10.66 per share.

Investing in our Common Stock involves significant risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2017

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); Section 27A of the Securities Act of 1933, as amended (the “Securities Act”); and pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus, and the information incorporated herein by reference are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	use of proceeds of any offering;

•	our business and investment strategy;

•	our projected operating results;

•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. or global economy generally or in specific geographic areas;

•	economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements;

•	financing and advance rates for our target assets;

•	our expected leverage;

•	availability of investment opportunities in real estate-related investments;

•	changes in the values of our assets;

•	our ability to make distributions to our stockholders in the future;

•	our expected investments and investment decisions;

•	changes in interest rates and the market value of our target assets;

•	our ability to renew leases at amounts and terms comparable to existing lease agreements;

•	our ability to consummate the acquisition of real estate investment properties and the terms upon which we are able to consummate such acquisition;

•	our ability to proceed with potential development opportunities for us and third-parties;

•	effects of hedging instruments on our target assets;

•	our expected financing terms for the acquisition of real estate investment properties;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to maintain our qualification as a real estate investment trust (“REIT”), under the Internal Revenue Code of 1986, as amended (the “Code”);

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;

•	the availability of qualified personnel and management team;

•	the ability of the Operating Partnership and each of our other partnerships and limited liability companies to be classified as partnerships or disregarded entities for U.S. federal income tax purposes;

•	our ability to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our preferred stock and to classify or reclassify unissued shares of our preferred stock;

•	our understanding of our competition;

•	market trends in our industry, interest rates, real estate values or the general economy;

•	the imposition of federal taxes if we fail to qualify as a REIT in any taxable year or forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments in Virginia, Florida, Georgia, Alabama, South Carolina, North Carolina, Oklahoma, Kentucky, Pennsylvania, Tennessee, West Virginia and New Jersey;

•	increases in interest rates and operating costs;

•	inability to obtain necessary outside financing;

•	litigation risks;

•	lease-up risks;

•	inability to obtain new tenants upon the expiration of existing leases;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

•	the need to fund tenant improvements or other capital expenditures out of operating cash flow.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this prospectus supplement, the accompanying prospectus, or the information incorporated herein by reference. All forward-looking statements speak only as of their respective dates and the risk that actual results will differ materially from the expectations expressed in this prospectus supplement, the accompanying prospectus, and the information included herein by reference will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus supplement, the accompanying prospectus, and the information incorporated herein by reference, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus supplement, the accompanying prospectus, or the information incorporated herein by reference will be achieved.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

Unless the context otherwise requires or indicates, references to the “company”, “we”, “our” or “us” refers to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Wheeler REIT, L.P., a Virginia limited partnership, of which we are the sole general partner, or the Operating Partnership.

We are a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Our strategy is to opportunistically acquire and reinvigorate well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. We target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We generally lease our properties to national and regional retailers that offer consumer goods and generate regular consumer traffic. We believe our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, generating more predictable property level cash flows.

We have an integrated team of professionals with experience across all stages of the real estate investment, development and re-development cycle. We internally handle, among other duties:

•	performing and administering our day-to-day operations;

•	determining investment criteria in conjunction with our Board of Directors;

•	sourcing, analyzing and executing asset acquisitions, sales and financings;

•	performing asset management duties;

•	performing property management duties;

•	performing leasing duties;

•	in-house and third-party development; and

•	performing financial and accounting management.

We were organized as a Maryland corporation on June 23, 2011 and elected to be taxed as a REIT under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 2012. We conduct substantially all of our business through the Operating Partnership, of which we are the sole general partner. We are structured as an UPREIT, which means that we own all of our properties through our Operating Partnership and its subsidiaries. As an UPREIT, we may be able to acquire properties on more attractive terms from sellers who can defer tax obligations by contributing properties to our Operating Partnership in exchange for Operating Partnership units, which will be redeemable for cash or exchangeable for shares of our Common Stock at our election.

Our headquarters is located at Riversedge North, 2529 Virginia Beach Boulevard, Suite 200, Virginia Beach, Virginia 23452. Our telephone number is (757) 627-9088. Our website is located at www.WHLR.us. Our website and the information contained therein or connected thereto do not constitute a part of this prospectus or any amendment or supplement hereto.

RISK FACTORS

Investing in our Common Stock involves significant risks. Before you decide whether to purchase our Common Stock, in addition to the other information set forth or incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors in our filings with the Securities and Exchange Commission (“SEC”), pursuant to the Exchange Act, which are incorporated by reference herein.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of shares of Common Stock under this prospectus. We will not receive any proceeds from these sales. The Selling Stockholders will pay any underwriting discounts and agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, Nasdaq Capital Market listing fees, fees and expenses of our counsel and accountants, and any blue sky fees and expenses.

SELLING STOCKHOLDERS

We may issue up to 143,923 shares of Common Stock to the Selling Stockholders, if and to the extent that the Selling Stockholders exchange their Units and we issue the Selling Stockholders shares of Common Stock in connection therewith. The following table provides the names of the Selling Stockholders, the number of shares of Common Stock to be owned upon exchange of all Units held by the Selling Stockholders before the offering to which this prospectus relates, and the number of shares of Common Stock offered by the Selling Stockholders. Since the Selling Stockholders may sell all, some or none of the Common Stock, no estimate can be made of the number of shares of Common Stock that will be sold by the Selling Stockholders or that will be owned by the Selling Stockholders upon completion of the offering. There is no assurance that the Selling Stockholders will sell any of the Common Stock. The offered Common Stock represents approximately 1.6% of the total shares of Common Stock outstanding as of December 22, 2017 and assuming the exchange of all outstanding Units held by the Selling Stockholders for shares of Common Stock. Jon Wheeler, our Chief Executive Officer and Chairman is the managing member of the Selling Shareholders listed in the footnotes below. Robin Hanisch, our Corporate Secretary is a member of Multiple Holdings, LLC. None of the other Selling Stockholders held any position, office or had any other material relationship with our company within the past three years. No Selling Stockholder is a broker-dealer or affiliate of a broker-dealer.

	Shares Owned Immediately Prior to the Offering(2)	Shares Being Offered for Resale Under this Prospectus	Immediately Following the Offering(1)
Name			Shares Owned	Percentage(3)
William B. Brock	3,562	3,562	0		*
Braque Capital, LLC(4)	1,938	1,938	0		*
Cavalier Realty, LLC(5)	632	632	0		*
Darefund, LLC(6)	100,965	100,965	0		*
Doumar-Pretty Lake, LLC(7)	1,781	1,781	0		*
John H. Fain & Joyce L. Fain Trustees, UA 11/14/2013 John Harrell Fain Revocable Trust(8)	3,562	3,562	0		*
Stradford Grey Folkes, Jr.	13,016	3,109	9,907		*
Roger L. Frost	22,964	5,970	16,994		*
Jonathan M. Gorog & Susan M. Gorog Joint Tenants	2,672	2,672	0		*
David Loewenstein III Revocable Trust dated August 21, 2000(9)	3,322	2,094	1,228		*
Multiple Holdings, LLC(10)	3,212	806	2,406		*
P&W SC/GA Properties I Management, LLC(11)	237	237	0		*
POLR Capital Investments, LLC(12)	1,959	1,959	0		*
Regatta Capital, LLC(13)	1,864	1,864	0		*
SMS Management, LLC(14)	4,446	4,446	0		*
Thomas Alan Stafford & Anne Stafford Joint Tenants	2,979	890	2,089		*
Kathryn Y. Wenger	1,593	890	703		*
Robert M. Wenger Trustee, Robert M. Wenger Revocable Trust DTD 9/14/2012(15)	18,455	3,876	14,579		*
Woodside Capital, LLC(16)	25,195	2,670	22,525		*

Total	214,354	143,923	70,431		*

*	Less than one percent of Common Stock outstanding.
(1)	Assumes the Selling Stockholders sell all of the Common Stock being offered by this prospectus.
(2)	The number shown includes shares of Common Stock issuable upon redemption by the Selling Stockholders of Units of the Operating Partnership.

(3)	Percentage calculated based upon the assumption of the exchange of all outstanding Units held by the Selling Stockholders for shares of Common Stock.
(4)	Dagoberto Zaperto, the managing member of Braque Capital, LLC, maintains sole voting and investment control over the shares held by Braque Capital, LLC.
(5)	Ashby Hackney, the managing member of Cavalier Realty, LLC, maintains sole voting and investment control over the shares held by Cavalier Realty, LLC.
(6)	Robert M. Howard, Chief Investment Officer of Darefund, LLC, maintains voting and investment control over the shares held by Darefund, LLC.
(7)	Robert G. Dourmar, the managing member of Doumar-Pretty Lake, LLC, maintains sole voting and investment control over the shares held by Doumar-Pretty Lake, LLC.
(8)	John H. Fain and Joyce L. Fain, trustees, maintain sole voting and investment control over the shares held by the John Harrell Fain Revocable Trust.
(9)	David Loewenstein III, trustee, maintain sole voting and investment control over the shares held by the David Loewenstein III Revocable Trust.
(10)	Jon S. Wheeler, the managing member of Multiple Holdings, LLC, maintains sole voting and investment control over the shares held by Multiple Holdings, LLC.
(11)	Jon S. Wheeler, the managing member of P&W SC/GA Properties I Management, LLC, maintains sole voting and investment control over the shares held by P&W SC/GA Properties I Management, LLC.
(12)	Louis F. Ryan, the managing member of POLR Capital Investments, LLC, maintains sole voting and investment control over the shares held by POLR Capital Investments, LLC.
(13)	Harrison J. Perrine, the managing member of Regatta Capital, LLC, maintains sole voting and investment control over the shares held by Regatta Capital, LLC.
(14)	Jon S. Wheeler, the managing member SMS Management, LLC, maintains sole voting and investment control over the shares held by SMS Management, LLC.
(15)	Robert Wenger, trustee, maintain sole voting and investment control over the shares held by the Robert M. Wenger Revocable Trust.
(16)	Jon S. Wheeler, the managing member of Woodside Capital, LLC, maintains sole voting and investment control over the shares held by Woodside Capital, LLC.

DESCRIPTION OF SECURITIES

General

Our charter, as amended, provides that we may issue a maximum of 18,750,000 shares of Common Stock, and 15,000,000 shares of preferred stock, without par value per share. Our charter authorizes our Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock and classify any unissued shares of preferred stock. As of December 22, 2017, 8,744,189 shares of our Common Stock, 562 shares of our Series A Preferred Stock, 1,875,848 shares of our Series B Preferred Stock and 2,237,000 shares of our Series D Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

As of December 22, 2017, there were outstanding (i) 329,378 warrants that are exercisable for 329,378 shares of our Common Stock, in 750,000 shares of the Company’s Common Stock may be issued upon exercise of a warrant, solely in the event of a default under a loan agreement in which we serve as a guarantor and (ii) 635,018 units of our Operating Partnership, with each unit exchangeable for one share of our Common Stock, or, at our option, the cash value of one share of our Common Stock. Other than those described in the previous sentence, there are no outstanding warrants or rights of any other kind in respect of our Common Stock.

Common Stock

The following description of the Common Stock sets forth the general terms and provisions of the Common Stock to which any prospectus supplement may relate, including a prospectus supplement providing that Common Stock will be issuable upon conversion of debt securities or preferred stock or upon the exercise of common stock warrants. The statements below describing the Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of assets legally available therefore and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock have been, or are concurrently therewith, declared and paid or declared and set apart for payment for all past dividend periods, no dividends shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made, directly or indirectly, by us with respect to any shares of Common Stock.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our Common Stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights. Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its Board of Directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director and the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors or specifying that our stockholders may act without a meeting only by unanimous consent, or to amend the vote required to amend such provisions.

Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our Operating Partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our Board of Directors to reclassify any unissued shares of our Common Stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

On December 21, 2017, the closing price of our Common Stock reported on the Nasdaq Stock Market was $10.66 per share.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our Board of Directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our Common Stock or preferred stock and to classify or reclassify unissued shares of our Common Stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of Common Stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board of Directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our Common Stock or that our common stockholders otherwise believe to be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through application of attribution rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Due to limitations on the concentration of ownership of REIT stock imposed by the Code, our charter generally prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of our Common Stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock (the “Ownership Limits”) that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our Common Stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our Common Stock that are not treated as outstanding for federal income tax purposes. A person or entity that would have acquired beneficial or constructive ownership of our stock but for the application of the Ownership Limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our Common Stock (or the acquisition of an interest in an entity that owns, beneficially or constructively, our Common Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding Common Stock and thereby violate the applicable ownership limit.

Our Board of Directors, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from either or both of the Ownership Limits if doing so would not result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and our Board of Directors determines that:

•	such waiver will not cause or allow five or fewer individuals to actually or beneficially own more than 49% in value of the aggregate of the outstanding shares of all classes and series of our stock; and

•	subject to certain exceptions, the person does not and will not own, beneficially or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to constructively own more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of the exception, our Board of Directors may require an opinion of counsel or Internal Revenue Service, or IRS, ruling, in either case in form and substance satisfactory to our Board of Directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as are reasonably necessary to make the determinations above. Our Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with a waiver of an Ownership Limit or at any other time, our Board of Directors may, in its sole and absolute discretion, increase or decrease one or both of the Ownership Limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased Ownership Limit. Our Board of Directors may not increase or decrease any Ownership Limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

•	any person from beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in us constructively owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, if the income we derive from such tenant taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the Ownership Limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The Ownership Limits and other restrictions on ownership and transfer of our stock described above will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the Ownership Limits or such other limit established by our Board of Directors, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last reported sale price on the Nasdaq Capital Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and the last reported sale price on the Nasdaq Capital Market on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares, without violating the Ownership Limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last reported sale price on the Nasdaq Stock Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our Board of Directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our Board of Directors or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the U.S. Treasury regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limits. In addition, any person that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our Common Stock that our stockholders believe to be in their best interest.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a Board of Directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

A person is not an interested stockholder under the statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a Board of Directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has, by board resolution, elected to opt out of the business combination provisions of the MGCL. However, we cannot assure you that our Board of Directors will not opt to be subject to such business combination provisions in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors:

(1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our Board of Directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election and except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we currently (1) require a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our Board of Directors may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

Transfer Agent and Registrar

The transfer agent and registrar for our (a) shares of Common Stock, (b) Series A Preferred Stock, (c) Series B Preferred Stock, (d) Series D Preferred Stock, and (e) publically traded warrants is Computershare Trust Company, N.A. 250 Royall Street, Canton, Massachusetts 02021.

PLAN OF DISTRIBUTION

Each Selling Stockholder may, from time to time, sell any or all their respective shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through options, swaps or derivatives;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

A Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Each Selling Stockholder may from time to time transfer, pledge, assign or grant a security interest in some or all the shares of Common Stock owned by it and, if it defaults in the performance of its secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the transferee, pledgee, assignee or other successors in interest as Selling Stockholders under this prospectus.

In addition, the Selling Stockholders may enter into hedging transactions with broker-dealers which may engage in short sales of shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and deliver the shares to close out such short position. The Selling Stockholders also may enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus or any related prospectus supplement.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of our Common Stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

Each Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that such Selling Stockholder does not have any agreement, arrangement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses incurred incident to the registration of the shares of Common Stock offered by this prospectus.

We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Because each Selling Stockholder may be deemed an underwriter, any Selling Stockholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

The Selling Stockholders will be subject to the Exchange Act, including Regulation M promulgated thereunder, which may limit the timing of purchases and sales of Common Stock by the Selling Stockholders and their affiliates.

Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of shares of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of Common Stock involved, (iii) the price at which such shares were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (iv) other facts material to the transaction.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus or any related prospectus supplement forms a part.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our company. For purposes of this discussion, references to “we,” “our” and “us” mean only Wheeler Real Estate Investment Trust, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the Internal Revenue Service, or the IRS; and

•	court decisions

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences associated with the purchase, ownership, or disposition of the Common Stock or our election to be taxed as a REIT.

The following summary describes the principal U.S. federal income tax consequences to you of purchasing, owning and disposing of the Common Stock. Unless otherwise expressly noted below in “—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-U.S. Stockholders,” this discussion addresses only holders of the Common Stock who are U.S. Stockholders (as defined below). This summary assumes you hold shares of the Common Stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	partnerships, pass-through entities and persons holding our stock through a partnership or other passthrough entity;

•	stockholders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	foreign governments and international organizations;

•	broker-dealers or dealers in securities or currencies;

•	U.S. expatriates;

•	persons holding our stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; or

•	U.S. Stockholders (as defined below) whose functional currency is not the U.S. dollar.

If you are considering purchasing the Common Stock, you should consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of the Common Stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

When we use the term “U.S. Stockholder,” we mean a beneficial owner of shares of the Common Stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of the Common Stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of the Common Stock are encouraged to consult their tax advisors.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the purchase, ownership or disposition of the Common Stock, including the U.S. federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for U.S. federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General

We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2012. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2012, and we intend to continue to operate in a manner that will allow us to qualify in the future. Williams Mullen has acted as our special tax counsel and will render an opinion to the affect that, commencing with our taxable year ended December 31, 2012, we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code, and our current and proposed operations will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2017 and thereafter. Prospective investors should be aware that Williams Mullen’s opinion is based on customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court and speaks as of the date issued. In addition Williams Mullen’s opinion is based on existing federal income tax law governing qualification as REIT, which is subject to change either prospectively or retroactively. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Williams Mullen will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that we have been organized or will be able to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.” Williams Mullen’s opinion does not foreclose the possibility that we may have to use one or more of the REIT “savings” provisions discussed below, which could require us to pay an excise tax or penalty tax (which could be material) in order for us to maintain our REIT qualification.

Provided we continue to qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a “C” corporation. A “C” corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property and with respect to which we make a foreclosure property election.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% or 95% gross income tests, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of the amount by which we fail to satisfy the 75% or 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% asset test, the 10% value test, or the 10% vote test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the C corporation’s basis in the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

•	Tenth, any subsidiaries that are C corporations, including our Taxable REIT Subsidiaries (“TRSs”), such as Wheeler Real Estate LLC (“Wheeler Real Estate”), Wheeler Interests LLC (“Wheeler Interests”) and Wheeler Development LLC (“Wheeler Development”), generally will be required to pay federal corporate income tax on their earnings.

•	Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest,” or “redetermined TRS service income.: See “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a TRS of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income is income to a TRS attributable to services provided to or on behalf of us (other than services provided to our tenants, which fall under redetermined rents), less properly allocated deductions, that is less than the amount of income that would have been recognized based on arm’s length negotiations.

•	Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in the Common Stock.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, including certain specified entities, during the last half of each taxable year;

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous year, which election has not been revoked or terminated and satisfied all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as a part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

We believe that we have been organized, have operated and have issued sufficient shares of Common Stock and preferred stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (8) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our stock is contained in the discussion in this prospectus under the heading “Description of Securities—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have used and will continue to use a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% value test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We control our Operating Partnership and its subsidiary partnerships and subsidiary limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in TRSs. We have three TRSs, Wheeler Real Estate, Wheeler Interests and Wheeler Development. Wheeler Real Estate is a real estate leasing, management and administration firm. Wheeler Interests is an acquisition and asset management firm. Wheeler Development is a development company that specializes in ground-up development, redevelopment of mature centers, phase two developments for existing centers and build-to-suit projects for selecting tenants. We may acquire securities in additional TRSs in the future. A TRS is a corporation other than a REIT or qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities as more fully described below under “—Income Tests,” a TRS may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT. A TRS is subject to U.S. federal, state and local income tax as a regular C corporation. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a TRS is not subject to the 5% asset test, the 10% value test, or the 10% vote test as described below. See “—Asset Tests.”    Overall, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding cancellation of indebtedness income and gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding cancellation of indebtedness income and gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the 1934 Act is treated as a “real estate asset” for the Asset Tests, the interest income and gain from the sale of such a debt instrument is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales. Although some of our leases provide for payment of rent based in part on a fixed percentage of gross receipts, none of our leases provide for rent that is based on the income or profits of any person;

•	Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if (1) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space, or (2) the property to which the rents relate is a qualified lodging facility or qualified health care property and such property is operated on behalf of the TRS by a person who is an eligible independent contractor and certain other requirements are met, as described below. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease.

Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”, nor will such personal property qualify as a “real estate asset” for purposes of the REIT asset tests described below. To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary;

•	For any obligation held by us that is secured by a mortgage on both real and personal property, the fair market value of personal property securing such obligation, is not greater than 15% of the total fair market value of all property securing such obligation. If this condition is not met, then the interest on such obligation will not qualify as “rents from real property”, nor will such obligation qualify as a “real estate asset” for purposes of the REIT asset tests described below. To the extent we hold an obligation for which the security consists of personal property the fair market value of which exceeds 15% of the total fair market value of all property securing such obligation, we may transfer such obligation to a taxable REIT subsidiary; and

•

We generally must not operate or manage our real property or furnish or render noncustomary services to our tenants, other than through an independent contractor who is adequately compensated and from whom we do not revenue. We may own up to 100% of the stock of a TRS that may provide customary and noncustomary services directly to our tenants without tainting our rental income from the leased property. Any amounts we receive from a TRS with respect to the TRS’s provision of noncustomary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test. We need not provide services through an independent contractor or a TRS, but may instead provide the services directly to our tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we may provide a minimal amount of services not described in prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Examples of these services that we may provide directly and that are not described in the prior sentence include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas.

We generally do not intend, and as a general partner of our Operating Partnership, do not intend to permit our Operating Partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily (1) to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, (2) to manage risk of currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test, or (3) to “offset” a transaction described in (1) or (2) if a portion of the hedged indebtedness is extinguished or the related property is disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our TRSs pay dividends, we generally will derive our allocable share of such dividend income through our interest in our Operating Partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income will be disregarded for purposes of the gross income tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our Operating Partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income is income that is understated as a result of any services provided to us, or on our behalf, by a TRS of ours. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property, interests in mortgages on real property, and personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property” as discussed above), debt instruments issued by “publicly offered REITs”, and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more TRSs), other than those securities includable in the 75% asset test.

Third, not more than 25% of the value of our total assets may consist of debt instruments issued by “publicly offered REITs” to the extent such debt instruments are not secured by real property or interests in real property.

Fourth, of the investments included in the 25% asset class, and except for investments in other REITs, any qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”), we may not own more than 10%, by value, of any one issuer’s outstanding securities (the “10% value test”) and we may not own more than 10% of the voting power of any one issuer (the “10% vote test”). Certain types of securities we may own are disregarded as securities solely for purposes of the

10% value test, including, but not limited to, “straight debt,” securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fifth, not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by the securities of one or more TRSs. Our Operating Partnership currently owns three TRSs, and we may acquire securities in other TRSs in the future. So long as each of these companies qualifies as a TRS, we will not be subject to the 5% asset test, the 10% value test, or the 10% vote test with respect to our ownership of their securities. We intend that the aggregate value of our TRSs will not exceed 25% (20% for taxable years beginning after December 31, 2017) of the aggregate value of our gross assets.

We believe that our assets have allowed us to comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support our conclusions as to the value of our assets. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value. If the IRS were to disagree with our determination of the value of certain of our assets, we could fail one or more of the foregoing asset tests, which could cause us to fail to qualify as a REIT unless we satisfied one of the cure provisions described below.

If we fail to satisfy an asset test because we acquire nonqualifying securities or other property during a quarter, we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% asset test, the 10% value test, and the 10% vote test if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% asset test, the 10% value test, and the 10% vote test, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests at the close of each calendar quarter, there can be no assurance that we will always be successful, or will not require a reduction in our Operating Partnership’s overall interest in an issuer (including in our TRSs). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the five-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.

For distributions prior to January 1, 2015 to be taken into account for purposes of our distribution requirement, the amount distributed must not have been preferential—i.e., every stockholder of the class of stock to which a distribution is made must have been treated the same as every other stockholder of that class, and no class of stock may have been treated other than according to its dividend rights as a class. However, for taxable years beginning after December 31, 2014, the preferential dividend rule no longer applies to “publicly offered REITs.” Thus, so long as we continue to qualify as a “publicly offered REIT,” the preferential dividend rule will not apply to our 2015 and subsequent taxable years.

To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we will make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the limited partnership agreement of our Operating Partnership, or the Partnership Agreement, authorizes us, as general partner of our Operating Partnership, to take such steps as may be necessary to cause our Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax. For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments will be held indirectly through our Operating Partnership. In addition, our Operating Partnership may hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for U.S. federal income tax purposes are “pass- through” entities that are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. For taxable years beginning after December 31, 2017, however, the tax liability for adjustments to a partnership’s tax returns made as a result of an audit by the IRS will be imposed on the partnership itself in certain circumstances absent an election to the contrary, if permitted under the circumstances.

We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests (other than the 10% value test), we will include our pro rata share of assets held by our Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our Operating Partnership and any subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the “100 Partner Safe Harbor”). Our Operating Partnership may not qualify for the 100 Partner Safe Harbor. In the event that the 100 Partner Safe Harbor or certain other safe harbor provisions of applicable Treasury Regulations are not available, our Operating Partnership could be classified as a publicly traded partnership.

If our Operating Partnership does not qualify for the 100 Partner Safe Harbor, interests in our Operating Partnership may nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits of our Operating Partnership transferred during any taxable year of our Operating Partnership does not exceed 2% of the total interests in our Operating Partnership’s capital or profits, subject to certain exceptions. For purpose of this 2% trading restriction, our interests in our Operating Partnership are excluded from the determination of the percentage interests in capital or profits of our Operating Partnership. In addition, this 2% trading restriction does not apply to transfers by a limited partner in one or more transactions during any 30-day period representing in the aggregate more than 2% of the total interests in our Operating Partnership’s capital or profits. We, as general partner of our Operating Partnership, have the authority to take any steps we determine necessary or appropriate to prevent any trading of interests in our Operating Partnership that would cause our Operating Partnership to become a publicly traded partnership, including any steps necessary to ensure compliance with this 2% trading restriction.

We believe our Operating Partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and we do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation.

If our Operating Partnership or any of our other partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our Operating Partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.

Allocations of Income, Gain, Loss and Deduction. The Partnership Agreement generally provides that allocations of net income to holders of common units generally will be made proportionately to all such holders in respect of such units. Certain limited partners will have the opportunity to guarantee debt of our Operating Partnership, either directly or indirectly through an agreement to make capital contributions to our Operating Partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our Operating Partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our Operating Partnership, which net loss would have otherwise been allocable to us. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our Operating Partnership may, from time to time, acquire interests in property in exchange for interests in our Operating Partnership. In that case, the tax basis of these property interests generally carries over to the Operating Partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The Partnership Agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our Operating Partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Federal Income Tax Considerations for U.S. Stockholders of the Common Stock

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. Stockholders as ordinary income when actually or constructively received. See “—Tax Rates” below. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends and then to our Common Stock dividends. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. stockholders, including individuals.

To the extent that we make distributions on the Common Stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. Stockholder. This treatment will reduce the U.S. Stockholder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. Stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to stockholders of record as of a specified date in any of these months, and that are actually paid in January of the following year, will be treated as both paid by us and received by the stockholder on December 31 of the first year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Certain stock dividends, including dividends partially paid in our stock and partially paid in cash, will be taxable to the recipient U.S. Stockholder to the same extent as if paid in cash.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our U.S. Stockholders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. Stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. Stockholder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Stockholder of our shares will not be treated as passive activity income. As a result, U.S. Stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Stockholder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of the Common Stock. If a U.S. Stockholder sells or disposes of shares of the Common Stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the holder has held such Common Stock for more than one year. However, if a U.S. Stockholder recognizes a loss upon the sale or other disposition of Common Stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. Stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is 20%. However, dividends payable by REITs are not eligible for the 20% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.”

Medicare Tax on Unearned Income. Certain U.S. Stockholders that are individuals, estates or trusts will be required to pay an additional 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of the Common Stock. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this Medicare tax on their ownership and disposition of the Common Stock.

New Legislation Relating to Foreign Accounts. Under the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding tax at a 30% rate generally will be imposed on dividends paid to certain U.S. Stockholders who own our capital stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments made after December 31, 2018, on proceeds from the sale of our capital stock received by U.S. Stockholders who own our capital stock through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting and Backup Withholding. We are required to report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within certain exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. They are subject, however, to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, dividend income from us and gain arising upon a sale of the Common Stock generally should not be UBTI, to a tax-exempt stockholder that is an exempt employee pension trust, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds the Common Stock as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in the Common Stock will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of our stock. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing U.S. federal income taxation of the purchase, ownership and disposition of the Common Stock by non-U.S. Stockholders. The term “non-U.S. Stockholder” means a beneficial owner of the Common Stock that is not a U.S. Stockholder or partnership (or an entity or arrangement treated as a partnership for federal income tax purposes). These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. Stockholder in light of its particular circumstances. We urge non-U.S. Stockholders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of the Common Stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of “United States real property interests” (as defined below) nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. Stockholder of a U.S. trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. stockholder to be exempt from withholding under the effectively connected income exemption or to claim a lower withholding tax rate under an applicable tax treaty. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to U.S. federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. Stockholders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. Stockholder unless:

(1)	a lower treaty rate applies and the non-U.S. Stockholder files with us an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. Stockholder’s adjusted basis in such Common Stock, they will give rise to gain from the sale or exchange of such Common Stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests. Distributions to a non-U.S. Stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a “United States real property interest” (as defined below), generally should not be subject to U.S. federal income taxation, unless:

(1)	the investment in our stock is treated as effectively connected with the non-U.S. Stockholder’s U.S. trade or business, in which case the non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, except that a non-U.S. Stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)	the non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions to a non-U.S. Stockholder that are attributable to gain from sales or exchanges by us of “United States real property interests,” or USRPI, whether or not designated as capital gain dividends, will cause the non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. Stockholders would generally be taxed at the same rates applicable to U.S. Stockholders, subject to any applicable alternative minimum tax. We also will be required to withhold and to remit to the IRS 35% (or 20% to the extent provided in Treasury Regulations) of any distribution to non-U.S. Stockholders that is designated as a capital gain dividend or, if greater, 35% of any distribution to non-U.S. Stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. Stockholder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded” on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. Stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. We believe the Common Stock is “regularly traded” on an established securities market in the United States. In addition, any distribution to a non-U.S. Stockholder that is a “qualified shareholder” or “qualified foreign pension fund” that holds REIT stock directly or indirectly (through one or more partnerships), as discussed below, is not subject to FIRPTA. Instead, such distributions will generally be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

A “qualified shareholder” is a foreign person that (1) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or Nasdaq markets, (2) is a “qualified collective investment vehicle” (defined below), and (3) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (1), above. A “qualified collective investment vehicle” is a foreign person that (1) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (2) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation,” or USRPHC, if it were a domestic corporation, or (3) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

While a “qualified shareholder” will not be subject to FIRPTA withholding on REIT distributions, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding.

A “qualified foreign pension fund” includes any trust, corporation, or other organization or arrangement: (1) which is created or organized under the law of a country other than the United States, (2) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (3) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (4) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (5) with respect to which, under the laws of the country in which it is established or operates, contributions to such trust, corporation, organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from gross income of such entity or taxed at a reduced rate, or taxation of any investment income of such trust, corporation, organization, or arrangement is deferred or such income is taxed at a reduced rate.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained net capital gains in respect of the stock held by stockholders generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. Stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting from their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. Stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Common Stock. Gain recognized by a non-U.S. Stockholder upon the sale, exchange or other taxable disposition of the Common Stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We expect that we will continue to be a USRPHC. The Common Stock will not, however, constitute a USRPI so long a we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. Stockholders. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our Common Stock is publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of the Common Stock not otherwise subject to FIRPTA will be taxable to a non-U.S. Stockholder if either (a) the investment in the Common Stock is treated as effectively connected with the non-U.S. Stockholder’s U.S. trade or business or (b) the non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of the Common Stock (subject to the 10% exception applicable to “regularly traded” stock and exceptions for “qualified shareholders” and “qualified foreign pension funds” described herein), a non-U.S. Stockholder may be treated as having gain from the sale or other taxable disposition of a USRPI if (1) the non-U.S. Stockholder disposes of the Common Stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1).

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. Stockholder sells the Common Stock, gain arising from the sale or other taxable disposition by a non-U.S. Stockholder of the Common Stock would not be subject to U.S. federal income taxation under FIRPTA as a sale of a USRPI if:

•	the Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq; and

•	such non-U.S. Stockholder owned, actually and constructively, 10% or less of the Common Stock throughout the five-year period ending on the date of the sale or exchange.

In addition, a sale of our stock by a “qualified shareholder” or a “qualified foreign pension fund” who holds such stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA. As with distributions, however, certain investors of a “qualified shareholder” (i.e., non-U.S. persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor), and hold more than 10% of the stock of such REIT (whether or not by reason of the investor’s ownership in the “qualified shareholder”)) may be subject to FIRPTA withholding on a sale of our stock.

If gain on the sale, exchange or other taxable disposition of the Common Stock were subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of the Common Stock were subject to taxation under FIRPTA, and if shares of the Common Stock were not “regularly traded” on an established securities market, the purchaser of the Common Stock would generally be required to withhold and remit to the IRS 15% of the purchase price. If amounts so withheld on a sale, exchange, or other taxable disposition of our Common Stock exceeds the non-U.S. Stockholder’s substantive tax liability resulting from such disposition, such excess may be refunded or credited against the non-U.S. Stockholder’s United States federal income tax liability, provided that the required information is provided to the Internal Revenue Service on a timely basis. However, amounts withheld on any sale, exchange, or other taxable disposition of stock may not satisfy a non-U.S. Stockholder’s entire tax liability under FIRPTA, and such non-U.S. holder remains liable for the timely payment of any remaining tax liability. As noted above, we believe the Common Stock is “regularly traded” on an established securities market.

Information Reporting and Backup Withholding Tax. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. Stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. Stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. Stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. Stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. Stockholder is a U.S. person. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

New Legislation Related to Foreign Accounts. Under FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on the Common Stock received by certain non-U.S. Stockholders if they held our stock through foreign entities that fail to meet certain disclosure requirements related to U.S. persons that either have accounts with such entities or own equity interests in such entities. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed on proceeds from the sale of the Common Stock received after December 31, 2016 by certain non-U.S. Stockholders. If payment of withholding taxes is required, non-U.S. Stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in the Common Stock.

LEGAL MATTERS

Haneberg Hurlbert PLC (Richmond, Virginia) has issued an opinion about certain legal matters with respect to the Common Stock that is offered hereby. Williams Mullen has issued an opinion about certain legal matters in connection with our status as a REIT for U.S. federal income tax purposes.

EXPERTS

The consolidated balance sheets of Wheeler Real Estate Investment Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, equity and cash flows for each of the years in the three year period ended December 31, 2016 and the consolidated financial statement schedules incorporated by reference into this prospectus and registration statement, have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

We will provide to each person, including any beneficial owner, to whom our prospectus is delivered, upon request, a copy of any or all of the information that we have incorporated by reference into our prospectus but not delivered with our prospectus. To receive a free copy of any of the documents incorporated by reference in our prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at:

Wheeler Real Estate Investment Trust, Inc.

2529 Virginia Beach Boulevard Virginia Beach, VA 23452

(757) 627-9088

Our website at www.whlr.us contains additional information about us. Our website and the information contained therein or connected thereto do not constitute a part of this prospectus supplement, the accompanying prospectus or any supplement thereto.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby, of which this prospectus supplement and the accompanying prospectus are a part under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus supplement and the accompanying prospectus as to the content of any contract or other document incorporated by reference in the registration statement are necessarily summaries of such contract or other document, with each such statement being qualified in all respects by such contract or other document as incorporated by reference in the registration statement. For further information regarding our company and the securities offered by this prospectus supplement and the accompanying prospectus, reference is made by this prospectus supplement and the accompanying prospectus to the registration statement and the schedules and exhibits incorporated therein by reference.

The registration statement and the schedules and exhibits forming a part of the registration statement filed by us with the SEC can be inspected and copies obtained from the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800- SEC-0330. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding our company and other registrants that have been filed electronically with the SEC. The address of such site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus, which means that we are disclosing important information to you by referring you to those documents. We are also incorporating by reference in this prospectus information that we file with the SEC after the filing of this registration statement and prior to the effectiveness of this registration statement. Additionally, all documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of this offering shall be deemed to be incorporated by reference into this prospectus. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede the information we have included in or incorporated by reference into this prospectus.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 28, 2017;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 2, 2017;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, filed on August 8, 2017;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, filed on November 9, 2017;

•	Current Reports on Form 8-K and/or amended Current Reports on Form 8-K filed on January 5, 2017, January 18, 2017, January 31, 2017 (solely with respect to the information or documents that are deemed filed in accordance with the rules and regulations by the SEC), February 10, 2017, February 17, 2017, February 28, 2017 (solely with respect to the information or documents that are deemed filed in accordance with the rules and regulations by the SEC), March 17, 2017, April 3, 2017, April 10, 2017, April 11, 2017, May 18, 2017, May 24, 2017, June 29, 2017 (solely with respect to the information or documents that are deemed filed in accordance with the rules and regulations by the SEC), July 17, 2017, August 9, 2017, August 23, 2017, September 18, 2017, October 10, 2017, October 12, 2017, December 15, 2017, December 19, 2017 and December 22, 2017; and

•	The description of our common stock contained in our Form 8-A, filed on October 23, 2012, as amended on October 24, 2012.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are furnished to, but not deemed “filed” with, the SEC, any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

The section entitled “Where You Can Find More Information About Wheeler Real Estate Investment Trust, Inc.” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus supplement and the accompanying prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus. Such written or oral requests should be made to:

Wheeler Real Estate Investment Trust, Inc.

2529 Virginia Beach Boulevard Virginia Beach, VA 23452

(757) 627-9088

In addition, such reports and documents may be found on our website at www.whlr.us..

143,923 Shares

Common Stock

PROSPECTUS

                    , 2017

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$182
Legal Fees and Expenses	25,000	*
Accounting Fees and Expenses	5,000	*
Miscellaneous Expenses	5,000	*

Total Expenses	$35,182	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the placement agreement relating to this offering. See “Plan of Distribution.”

We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the Partnership Agreement of Wheeler REIT, L.P., the partnership of which we serve as sole general partner.

Item 16. Exhibits.

The following exhibits are filed as part of this Registration Statement or incorporated in it by reference.

Exhibit No.	Description of Exhibit

4.1	Form of Certificate of Common Stock of Registrant (1)

5.1	Opinion of Haneberg Hurlbert PLC (*)

8.1	Opinion of Williams Mullen with respect to tax matters (*)

23.1	Consent of Cherry Bekaert LLP (2)

23.2	Consent of Cherry Bekaert LLP (2)

23.3	Consent of Haneberg Hurlbert PLC (included in Exhibit 5.1) (*)

23.4	Consent of Williams Mullen (included in Exhibit 8.1) (*)

24.1	Power of Attorney (previously included on the signature page hereto)

(1)	Filed as an exhibit to Wheeler Real Estate Investment Trust, Inc.’s Form 8-K, filed on April 3, 2017.
(2)	Filed herewith.
(*)	Previously filed.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement, and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Form of Certificate of Common Stock of Registrant (1)

5.1	Opinion of Haneberg Hurlbert PLC (*)

8.1	Opinion of Williams Mullen with respect to tax matters (*)

23.1	Consent of Cherry Bekaert LLP (2)

23.2	Consent of Cherry Bekaert LLP (2)

23.3	Consent of Haneberg Hurlbert PLC (included in Exhibit 5.1) (*)

23.4	Consent of Williams Mullen (included in Exhibit 8.1) (*)

24.1	Power of Attorney (previously included on the signature page hereto)

(1)	Filed as an exhibit to Wheeler Real Estate Investment Trust, Inc.’s Form 8-K, filed on April 3, 2017.
(2)	Filed herewith.
(*)	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on the December 22, 2017.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ JON S. WHEELER
Jon S. Wheeler
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JON S. WHEELER Jon. S. Wheeler	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	December 22, 2017

/S/ WILKES J. GRAHAM Wilkes J. Graham	Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2017

/S/ KURT R. HARRINGTON Kurt R. Harrington	Director	December 22, 2017

/S/ * Stewart J. Brown	Director	December 22, 2017

/S/ * David Kelly	Director	December 22, 2017

/S/ * William W. King	Director	December 22, 2017

/S/ * Carl B. McGowan, Jr.	Director	December 22, 2017

/S/ * John P. McAuliffe	Director	December 22, 2017

/S/ * Jeffrey Zwerdling	Director	December 22, 2017

/S/ * John Sweet	Director	December 22, 2017

* /S/ JON S. WHEELER JonS. Wheeler Attorney-in-fact December22, 2017